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                                                                    EXHIBIT 99.1

                                 [TRUSERV LOGO]


                                EARNINGS RELEASE


                        TRUSERV REPORTS OCTOBER EARNINGS
               CO-OP POSTS $8.7 MILLION PROFIT DESPITE LOWER SALES


CHICAGO, NOV. 20, 2001 - TruServ Corporation reported today revenue for the month ended Oct. 27, 2001 of $199.4 million, down 13.1 percent from $229.6 million, after excluding net sales from the lumber business, which was sold in December of 2000. Revenue compared to the same period a year ago, which includes the lumber business, was down 35.1 percent.

         Despite lower sales volume, TruServ reported net income for the month of $8.7 million, versus a loss of $3.6 million in the same period a year ago, after factoring out the earnings from the lumber business. The loss for last October, including the lumber earnings, was $2.6 million.

         Several factors contributed to the improved earnings, including a higher percentage of warehouse sales versus manufacturer direct sales to members and strong earnings from TruServ's Fall Market held in October. Last year's Fall Market was held in September.

         "When you combine higher concentration of purchases through the warehouse with the effect of cost reductions," said Pamela Forbes Lieberman, TruServ's president and chief executive officer, "the results more than offset the impact from lower overall volumes."

         Reductions in both corporate staff and the distribution network, together with lower advertising expense, also helped in reducing the co-op's ongoing costs.

         "Our improving results are the direct result of our aggressive business plan," said Forbes Lieberman. "Every associate at TruServ is focused on successfully completing our 10 key initiatives because we know that their successful implementation will build the foundation of our return to sustainable profitability and market growth."

         Forbes Lieberman pointed to TruServ's much-improved earnings as a sign that things are turning around at the co-op. "TruServ has operated at an aggregate profit since



October Earnings Release             Page 1                             11/21/01


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the first of May. We have reduced an April year-to-date net loss of $15.9 million to an October year-to-date net loss of $5.2 million."

         Another key indicator that the co-op is moving in the right direction can be tracked to the company's debt levels. Senior note and revolver debt, net of available cash on hand, was $369 million at the end of October, down 21 percent compared with $467 million outstanding at October month end a year ago.

OCTOBER SUMMARY RESULTS
($ in millions)

                                                                                    $             %
                                                        2001         2000         Change        Change
                                                     ----------   ----------    ----------    ----------
Comparative Revenue                                  $    199.4   $    229.6    $    (30.2)       -13.1%
             Lumber Business Revenue                 $       --   $     77.6    $    (77.6)
                                                     ----------   ----------    ----------
Reported Revenue, Including Lumber                   $    199.4   $    307.2    $   (107.8)       -35.1%


Comparative Net Income /(Loss)                       $      8.7   $     (3.6)   $     12.3        341.7%
             Direct Lumber Business Earnings         $       --   $      1.0    $     (1.0)          --
Reported Net Income (Loss)                           $      8.7   $     (2.6)   $     11.3        434.6%


This earnings release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Members are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company's most recent Form 10-K which Note is incorporated into this news release by reference.

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